ADMINISTRATION AND ADVISORY AGREEMENT

AMONG

LEX-WIN CONCORD LLC,

WRP MANAGEMENT LLC

AND

WRP SUB-MANAGEMENT LLC

Dated as of August 2, 2008

ADMINISTRATION AND ADVISORY AGREEMENT

THIS AGREEMENT, made as of August 2, 2008, among LEX-WIN CONCORD LLC, a Delaware limited liability company (“Lex-Win”), WRP MANAGEMENT LLC, a Delaware limited liability company (“Management”), and WRP SUB- MANAGEMENT LLC, a Delaware limited liability company (the “Administrative Manager”)

WITNESSETH:

WHEREAS, Lex-Win is the managing member of Concord Debt Holdings LLC, a Delaware limited liability company  an entity which is in the business of originating and acquiring for their own account whole loans, subordinate interests in whole loans, mezzanine loans and other fixed income real estate investments;

WHEREAS, Management is a wholly-owned subsidiary of Lex-Win and pursuant to that certain Collateral Management Agreement between Concord Real Estate CDO 2006-1, Ltd. (“CDO 2006-1”) and Management (the “Collateral Management Agreement”), Management has been retained as the collateral manager for CDO 2006-1;

WHEREAS, Lex-Win and Management desire to retain the Administrative Manager for the purpose of providing day-to-day management, collateral management and administrative services to Lex-Win and Management as described herein on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1    Definitions.  As used in this Agreement, the following terms have the meanings set forth below.

“Administrative Manager” – WRP Sub-Management LLC, a Delaware limited liability company.

“Cause” – means:  (i) the Administrative Manager’s continuous and intentional failure to perform its duties under this Agreement after written notice from Lex-Win or Management to the Administrative Manager of such non-performance; (ii) the Administrative Manager commits any act of gross negligence in the performance of its duties under this Agreement; (iii) the Administrative Manager commits any act of fraud, misappropriation of funds, or embezzlement against the Company; (iv) the Administrative Manager commits any other willful and intentional misconduct which is materially injurious to Lex-Win or Management, monetarily or otherwise; or (v) the Administrative Manager defaults in the performance or observance of any material term, condition or covenant contained in this Agreement to be performed or observed on its part, and such default continues for a period of twenty (20) days after written notice thereof from Lex-Win or Management specifying such default and requesting that the same be remedied within such twenty (20) day period; provided, however, the Administrative Manager shall have an additional sixty (60) days to cure such default if (A) such default cannot reasonably be cured within twenty (20) days but can be cured within eighty (80) days, and (B) the Administrative Manager shall have commenced to cure such default within the initial twenty (20) day period and thereafter diligently proceeds to cure the same within eighty (80) days of the date of the original notice of the default.

“Code” - Internal Revenue Code of 1986, as amended.

“Company” – means collectively, Lex-Win, Management and their respective direct and indirect subsidiaries including, without limitation, Concord and its subsidiaries.

“Concord” – means Concord Debt Holdings LLC and all of its direct and indirect subsidiaries and other entities for which it directly or indirectly serves as the controlling entity.

“Concord Operating Agreement” – means that certain Second Amended and Restated Limited Liability Company Agreement of Concord Debt Holdings LLC, dated August 2, 2008, as the same may be amended or supplemented from time to time.

"Control" - means the direct or indirect ownership of at least 51% of the beneficial equity interests and voting power of an entity.

“Exchange Act” - Securities Exchange Act of 1934, as amended.

“GAAP” – means generally accepted accounting principles in the United States of America as of the date applicable.

“Lex-Win Operating Agreement” – means that certain Limited Liability Company Agreement of Lex-Win, dated August 2, 2008, as the same may be amended or supplemented from time to time.

“Loan Asset” - means a loan or participations therein (whether mortgage or mezzanine loans), preferred equity in entities holding, directly or indirectly, real property, mortgage backed securities or other assets acquired directly or indirectly by Lex-Win or Concord for which the Administrative Manager provides acquisition services to a Person other than the equity holders of Concord or their affiliates.

“Person” - any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Securitized Entities” – means collateralized debt obligations, collateralized mortgage backed securities and similar securitized entities established by Concord.

“SOX” - The Sarbanes-Oxley Act of 2002.

ARTICLE II
RETENTION OF ADVISOR

Subject to the terms and conditions hereinafter set forth, Lex-Win and Management hereby retain the Administrative Manager as its exclusive agent to manage, operate and administer the assets, liabilities and business of Lex-Win and Management and the Administrative Manager hereby agrees to perform each of the duties set forth herein in accordance with the provision of this Agreement.  By its execution and delivery of this Agreement, the Administrative Manager represents and warrants that (i) it is duly organized, validly existing, in good standing under the laws of the state of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement, (ii) the person signing this Agreement for the Administrative Manager is duly authorized to execute this Agreement on the Administrative Manager’s behalf, (iii) the execution and delivery of this Agreement by the Administrative Manager and the performance by the Administrative Manager of its obligations hereunder do not violate any provisions of the Administrative Manager’s constituent documents, constitute a breach or default by the Administrative Manager under any material agreement to which the Administrative Manager is a party or cause the Administrative Manager to violate any Federal or New York law, regulation or rule applicable to the Administrative Manager.

ARTICLE III
RESPONSIBILITIES OF ADVISOR

3.1    General Responsibility.  Subject to the supervision of Lex-Win and Management, the terms of the Collateral Management Agreement and the Concord Operating Agreement and the limitations on the Administrative Manager’s authority set forth in the Lex-Win Operating Agreement, the Administrative Manager shall:

(i) have the authority to take all such actions on behalf of Lex-Win as has been granted pursuant to Section 3.4 of the Lex-Win Operating Agreement,

(ii) provide all services, perform all duties and take all other actions as may be required for Management to comply with the terms of the Collateral Management Agreement;

(iii) provide executive and administrative personnel, office space and office services required in rendering services to Lex-Win and Management; and

(iv) take all such other action as may be delegated to it by Lex-Win consistent with the foregoing.

3.2    Authority.  The Administrative Manager shall have full discretion and authority pursuant to this Agreement to perform the duties and services specified in Section 3.1 hereof in such manner as the Administrative Manager reasonably considers appropriate subject to the terms and restrictions contained in the Lex-Win Operating Agreement.  The Administrative Manager may execute, in the name and on behalf of Lex-Win all such documents and take all such other actions which the Administrative Manager reasonably considers necessary or advisable to carry out its duties hereunder.

3.3    [intentionally omitted]

3.4    Reporting Requirements.  The Administrative Manager shall prepare and deliver to Lex-Win all reports as may be required by the terms of the Lex-Win Operating Agreement or the Concord Operating Agreement.  As frequently as the Administrative Manager may deem necessary or advisable, or at the direction of Lex-Win, the Administrative Manager shall prepare, or cause to be prepared, with respect to any investment (i) reports and information on the Company’s operations and asset performance and (ii) other information reasonably requested by Lex-Win.

3.5    Devotion of Time; Exclusivity.  The Administrative Manager will provide a management team to deliver the administration and advisory services to Lex-Win and Management hereunder, with the members of such management team devoting such of their time to such services as the Administrative Manager deems reasonably necessary and appropriate for the proper performance of all of the Administrative Manager’s duties hereunder, commensurate with the level of activity of the Company from time to time.  Lex-Win and Management shall have the benefit of the Administrative Manager’s reasonable judgment and effort in rendering services and, in furtherance of the foregoing, the Administrative Manager shall not undertake activities which, in its reasonable judgment, will substantially adversely affect the performance of its obligations under this Agreement.

3.6    Bank Accounts.  At the direction of Lex-Win or Management, the Administrative Manager may establish and maintain as an agent on behalf of Lex-Win, Management or Concord, as the case may be, one or more bank accounts in the name of such entity (any such account, a “Company Account”), collect and deposit funds into any such Company Account and disburse funds from any such Company Account, under such terms and conditions as Lex-Win or Management may approve. The Administrative Manager shall from time-to-time render appropriate accountings of such collections and payments to Lex-Win and Management and, upon request, its auditors.

3.7    Book and Records; Confidentiality.

(i) Records. The Administrative Manager shall maintain appropriate books of account, records data and files (including without limitation, computerized material) (collectively, “Records”) relating to the Company and the investments generated or obtained by the Administrative Manager in performing its obligations under this Agreement, and such Records shall be accessible for inspection by representatives of Lex-Win at any time during normal business hours. The Administrative Manager shall have full responsibility for the maintenance, care and safekeeping of all Records.

(ii) Confidentiality The Administrative Manager shall keep confidential any nonpublic information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement), except with (i) the prior written consent of Lex-Win; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company; (v) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors; or (vi) as required by law or legal process to which the Administrative Manager or any Person to whom disclosure is permitted hereunder is a party. The foregoing shall not apply to information which has previously become available through the actions of a Person other than the Administrative Manager not resulting from Administrative Manager’s violation of this Section 3.7(b). The provisions of this Section 3.7(b) shall survive the expiration or earlier termination of this Agreement for a period of one year.

3.8    Obligations of Administrative Manager; Restrictions.

(i) Internal Control. The Administrative Manager shall (i) establish and maintain (and require property managers and other contractors to establish and maintain) a system of internal accounting and financial controls (including, without limitation, internal controls to safeguard records and to permit the Company and/or its equity holders to comply with the Exchange Act and SOX designed to provide reasonable assurance of the reliability of financial reporting, the effectiveness and efficiency of operations and compliance with applicable laws, (ii) maintain records for each Company investment on a GAAP basis, (iii) develop accounting entries and reports required by the Company to meet its reporting requirements under applicable laws, (iv) consult with Lex-Win with respect to proposed or new accounting/reporting rules identified by the Administrative Manager or Lex-Win and (v) prepare quarterly and annual financial statements as provided in the Lex-Win Operating Agreement and Concord Operating Agreement and general ledger journal entries and other information necessary for the Company’s compliance with applicable laws, including the Exchange Act, Regulation S-X and SOX, in accordance with GAAP and cooperate with the Company’s and/or its equity holders independent accounting firm in connection with the auditing or review of such financial statements, the cost of any such audit or review to be paid by the Company.

(ii) Management Letters. The Administrative Manager shall provide to Lex-Win as soon after the end of each quarter or year as may be reasonably requested (within deadlines required for Lex-Win to comply with applicable legal requirements) by Lex-Win, a completed management questionnaire letter, in such form as Lex-Win may reasonably request in response to applicable legal requirements, on accounting, reporting, internal controls and disclosure issues in support of any management representation letter to be issued by Lex-Win or its equity holders to their respective independent accounting firm.

(iii) Restrictions. The Administrative Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the investment guidelines and policies in effect from time to time, (ii) would adversely affect the status of Lex-Win or Concord or any equity holder of Lex-Win or Concord as a REIT or its exclusion from status as an investment company under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or that would otherwise not be permitted by the Company’s governing documents. If the Administrative Manager is ordered to take any such action by Lex-Win or Management, the Administrative Manager shall promptly notify Lex-Win of the Administrative Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or governing documents. Notwithstanding the foregoing, the Administrative Manager, its directors, managers, officers, members and employees shall not be liable to Lex-Win, Management, Concord, or their respective equity holders for any act or omission by the Administrative Manager, its directors, managers, officers, members or employees taken in good faith or except as provided in Section 4.1.

ARTICLE IV
INDEMNIFICATION

4.1    Indemnity.

(i) Lex-Win and Management shall indemnify and hold harmless the Administrative Manager, and its members, officers, affiliates, agents and employees, from and against any and all liability, claims, demands, expenses and fees, fines, suits, losses and causes of action of any and every kind or nature arising from or in any way connected with the performance by the Administrative Manager of its obligations under this Agreement, other than any liability, claim, demand, expense, fee, suit, loss or cause of action arising from or in any way connected with (i) any acts of the Administrative Manager, or its members, officers, affiliates, agents or employees, outside the scope of the authority of the Administrative Manager under this Agreement unless such person acted in good faith and reasonably believed that his conduct was within the scope of authority of the Administrative Manager under this Agreement except for claims by the Administrative Managers’ employees relating to terms and conditions of their employment, or (ii) the gross negligence, willful misconduct or material breach of this Agreement or the violation of applicable laws by the Administrative Manager, its members, officers, affiliates, agents or employees. In addition, Administrative Manager and any sub-advisor retained by Administrative Manager shall be named as an additional insured on all policies of insurance maintained by or for the benefit of the Company including, without limitation, the Commercial General Liability, Comprehensive Automobile Liability, Umbrella and Excess Liability Insurance policy. Certificates of Insurance evidencing compliance with the provisions of the immediately preceding sentence shall be furnished to the Administrative Manager on request.

(ii) The Administrative Manager shall indemnify and hold harmless Lex-Win and Management and its directors, officers, affiliates, agents and employees, from and against any and all liability, claims, demands, expenses and fees, fines, suits, losses and causes of action of any and every kind or nature arising from third party actions and connected with the performance by the Administrative Manager of its obligations under this Agreement to the extent caused by (i) any acts of the Administrative Manager, or its members, officers, affiliates, agents or employees, outside the scope of the authority of the Administrative Manager under this Agreement unless such person acted in good faith and reasonably believed that his conduct was within the scope of authority of the Administrative Manager under this Agreement, (ii) the gross negligence, willful misconduct or material breach of this Agreement or the violation of applicable laws by the Administrative Manager, its members, officers, affiliates, agents or employees or (iii) claims by the Administrative Managers’ employees relating to terms and conditions of their employment.

4.2    Additional Costs; Survival.  The obligation to indemnify set forth in Section 4.1 above shall include the payment of reasonable attorneys’ fees and investigation costs, as well as other reasonable costs and expenses incurred by the indemnified party in connection with any such claim.  At the option of, and upon receipt of notice from, the indemnified party, the indemnifying party shall promptly and diligently defend any such claim, demand, action or proceeding.  The provisions of Sections 4.1 and 4.2 hereof shall survive the expiration or earlier termination of this Agreement.

ARTICLE V
COMPENSATION

The Administrative Manager agrees to accept from Lex-Win and Management the compensation set forth in this Article V as full and complete consideration for all services to be rendered by the Administrative Manager pursuant to this Agreement.  Except as hereinafter provided, neither the Administrative Manager nor any of its affiliates shall be entitled to receive any other fees or compensation relating to the Company or its properties, including but not limited to leasing commissions, acquisition fees, disposition fees or loan fees.

5.1    Base Management Fee.  The Administrative Manager shall be entitled to receive a base management fee equal to five (5) basis points multiplied by the total assets of the Company based on the weighted average of such assets during each calendar quarter and based on the cost of the Company’s assets less any principal payments on such assets, which amount shall be paid quarterly within 15 days of the end of each calendar quarter or as soon thereafter as the calculation provided for in this Section 5.1 can be determined.

5.2    Origination Fee.  The Administrative Manager shall be entitled to receive a fee equal to the actual fee paid to originators of Loan Assets which fee shall be based on the Company’s approved budget, it being acknowledged that the initial budgeted amount is not to exceed 50 basis points of the gross amount of the applicable Loan Asset, and will be paid within 10 days of the date on which the Loan Asset giving  rise to such fee is acquired by Concord.

5.3    Expense Reimbursement.  The Administrative Manager shall be reimbursed for its actual out-of-pocket expenses incurred by the Administrative Manager in providing the services hereunder which shall include all costs associated with employee benefits and workers compensation insurance for employees dedicated solely to the business of the Company, salaries of all employees dedicated solely to the business of the Company (other than those deemed loan originators which are compensated pursuant to Section 5.2 hereof) which are provided for in the annual budget or which may be otherwise approved by Lex-Win and Management, office expenses, travel and other day-to-day operating expenses.

5.4    Other Services.  Other than as specifically provided in this Agreement, or as approved in writing by Lex-Win, the Administrative Manager shall not be compensated by the Company for services rendered to the Company.  The Administrative Manager shall disclose to Lex-Win the terms of any sub-contracting arrangement entered into by the Administrative Manager with third parties with respect to the services to be provided by the Administrative Manager hereunder.

ARTICLE VI
EXPENSES

6.1    Expenses Paid by Administrative Manager.  Without regard to the amount of compensation received hereunder by the Administrative Manager, the Administrative Manager shall bear the following expenses:

(i) rent, telephone, utilities, office furniture, equipment and machinery and other office expenses of the Administrative Manager and the Company; and

(ii) administrative expenses relating to performance by the Administrative Manager of its duties hereunder other than payments to third parties as provided in Section 6.2.

6.2    Expenses paid by the Company. The following expenses relating to the operation and management of the Company shall be paid by Lex-Win and Management:

(i) Underwriting, brokerage, listing, reporting, registration and other fees, and printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, trading, registration and securities exchange or quotation system listing of the Company’s securities or debt obligations;

(ii) Fees, other compensation and expenses paid to independent advisors, consultants and other agents engaged by or on behalf of the Company;

(iii) The costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Company (including commitment fees, accounting fee, legal fees, closing costs, etc.);

(iv) Third party expenses directly connected with the acquisition, disposition, ownership and operation of assets acquired by the Company;

(v) Issuance and transaction costs incident to the acquisition, disposition and financing of investments;

(vi) Third party expenses connected with payments of dividends or interest or distributions in cash or any other form made to beneficiaries of the Company;

(vii) All third party expenses connected with SOX compliance and communications to the equity holders of the Company;

(viii) Transfer agent’s, registrar’s and indenture trustee’s fees and charges;

(ix) Legal, investment banking, and external accounting, auditing and tax return preparation fees and expenses;

(x) The cost of the liability insurance to indemnify the Company’s directors and officers;

(xi) All expenses in connection with communication to holders of the Company’s securities and in complying with the continuous reporting and other requirements of the Securities and Exchange Commission and other governmental bodies and in connection with meetings of equity holders; and

(xii) All expenses relating to membership of the Company in any trade or similar association.

ARTICLE VII
TERM OF AGREEMENT; TERMINATION

7.1    Term.  This Agreement shall become effective on the date hereof and shall continue in force for an initial period to expire on December 31, 2009, and thereafter shall be renewable annually automatically renewed for successive one-year periods unless terminated in accordance with the provisions of this Agreement.

7.2    Right of Termination.  This Agreement may be terminated (i) by either party at any time and for any reason or no reason at all upon 45 days’ prior written notice to the other party or (ii) immediately for Cause.

7.3    Termination Fee.  Upon termination of this Agreement, the Administrative Manager shall be entitled only to payment of all earned and unpaid fees and expenses through the date of termination.

7.4    Continued Responsibility.  Notwithstanding termination of this Agreement as provided above, the Administrative Manager agrees to use its best efforts in the performance of its duties under this Agreement until the effective date of the termination of this Agreement.

7.5    Responsibilities upon Termination.  Upon termination of this Agreement, the Administrative Manager shall forthwith deliver the following to Lex-Win and Management, as applicable, on the effective date of termination:

(i) A final accounting reflecting the balance of funds held on behalf of the Company as of the date of termination;

(ii) All files, records, documents and other property of any kind relating to the Company, including, but not limited to, computer records, contracts, leases, warranties, bank statements, rent rolls, employment records, plans and specifications, inventories, correspondence, tenant records, receipts, paid and unpaid bills or invoices, maintenance records; and

(iii)           Agreements to terminate all property management, construction management and other agreements with affiliates of the Administrative Manager and third parties retained on a subcontracting basis by the Administrative Manager, in each case, with respect to the services to be provided by the Administrative Manager hereunder.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1    Notice.  Any notice required or permitted under this Agreement shall be in writing and shall be given by being delivered to the following addresses or fax numbers of the parties hereto:

To Lex-Win or Management:

Lex-Win Concord LLC
WRP Management LLC
                                Two Jericho Plaza
Wing A
Suite 111
Jericho, New York 11753
Telephone No.:   (516) 822-0022
Telecopier No.:   (516) 433-2777
                                Attention:    Peter Braverman

With a copy to:    Lexington Realty Trust
One Penn Plaza
Suite 4015
New York, New York 10119
Telephone No.:   (212) 692-7200
Telecopier No.:   (212) 594-6600
Attention:  Joseph Bonventre

To the Administrative Manager:

WRP Sub-management LLC
Two Jericho Plaza
Wing A
Suite 111
Jericho, New York 11753
Telephone No.:   (516) 822-0022
Telecopier No.:   (516) 433-2777
Attention:    Michael L. Ashner

or to such other address or fax number as may be specified from time to time by such party in writing.

8.2    No Joint Venture.  Nothing in this Agreement shall be construed to make Lex-Win, Management and the Administrative Manager partners or joint venturers or impose any liability as such on either of them.

8.3    Release of Money or Other Property upon Written Request.  The Administrative Manager agrees that any money or other property of the Company held by the Administrative Manager under this Agreement shall be held by the Administrative Manager as custodian for the Company, and the Administrative Manager’s records shall be clearly and appropriately marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Administrative Manager of a written request signed by a duly authorized officer of Lex-Win requesting the Administrative Manager to release to the Company any money or other property then held by the Administrative Manager for the account of the Company under this Agreement, the Administrative Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than thirty (30) days following such request. The Administrative Manager, its directors, officers, managers and employees will not be liable to the Company, the Administrative Manager any of their directors, officers, stockholders, managers, owners or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with the terms hereof.  Lex-Win and Management shall indemnify the Administrative Manager and its Affiliates, officers, directors, members, employees, agents and successors and assigns against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever which arise in connection with the Administrative Manager’s release of such money or other property to the Company in accordance with the terms of this Section 9.3.

8.4    Entire Agreement; Amendment.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof.  This Agreement shall not be amended or modified in any respect unless agreed to in writing by the parties hereto.

8.5    Governing Law.  This Agreement shall be construed, interpreted and applied in accordance with, and shall be governed by, the laws of the State of New York without reference to principles of conflicts of law.

8.6    Arbitration.  Any dispute or controversy between the Administrative Manager or any of its employees and Lex-Win, Management or any of their affiliates arising in connection with this Agreement, any amendment thereof, or the breach thereof shall be determined and settled by arbitration in New York, New York, by a panel of three arbitrators in accordance with the rules of the American Arbitration Association.  Any award rendered therein shall be final and binding upon the parties, their affiliates and the their respective legal representatives and judgment may be entered in any court having jurisdiction thereof. The expenses of such arbitration shall be paid by the party against whom the award shall be entered, unless otherwise directed by the arbitrators.

8.7    Assignment.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Administrative Manager shall be permitted to assign this Agreement or any of its rights hereunder, and delegate any and all of its responsibilities and obligations hereunder, to an affiliate of Administrative Manager, provided that the Administrative Manager shall be fully responsible to us for all errors or omissions of such assignee.

8.8    Binding Nature of Agreement; Successor and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

8.9    Indulgences, Not Waivers.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

8.10    Titles Not to Affect Interpretation.  The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

8.11    Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

8.12    Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

8.13    Principles of Construction.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. All references to recitals, sections, paragraphs and schedules are to the recitals, sections, paragraphs and schedules in or to this Agreement unless otherwise specified.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

LEX-WIN CONCORD LLC				WRP MANAGEMENT LLC

By:	The Lexington Master Limited Partnership, a member			By:	Lex-Win Concord LLC, its sole member

	By:	Lex GP-1 Trust, its General Partner			By:	The Lexington Master Limited Partnership, a member

		By:	/s/ Joseph S. Bonventre			By:	Lex GP-1 Trust, its General Partner
Joseph S. Bonventre
			Senior Vice President				By:	/s/ Joseph S. Bonventre
Joseph S. Bonventre
By:	WRT Realty, L.P., a member							Senior Vice President

	By:	Winthrop Realty Trust			By:	WRT Realty, L.P., a member
its General Partner
						By:	Winthrop Realty Trust
		By:	/s/ Peter Braverman				its General Partner
Peter Braverman
			President				By:	/s/ Peter Braverman
Peter Braverman
President
WRP SUB-MANAGEMENT LLC

By:	/s/ Michael L. Ashner
Michael L. Ashner
Chief Executive Officer